EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended December 11, 2009

December 11, 2009	Weekly ROR1	Month-to-Date ROR1	Year-to-Date ROR1
Class A Units	-1.6%	-3.5%	-9.2%
Class B Units	-1.6%	-3.6%	-9.8%
Legacy 1 Class Units2	-1.4%	-3.2%	-3.4%
Legacy 2 Class Units2	-1.4%	-3.2%	-3.6%
GAM 1 Class Units2	-1.1%	-3.7%	-3.8%
GAM 2 Class Units2	-1.1%	-3.7%	-4.2%
GAM 3 Class Units2	-1.1%	-3.8%	-5.5%

S&P 500 Total Return Index3	0.1%	1.1%	25.4%
Barclays Capital U.S. Long Government Index3	-0.7%	-3.6%	-10.6%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  The corn markets moved higher as a result of forecasted harvest delays.  Speculators added to the price increases, predicting that large commodity funds would increase corn purchases in an attempt to rebalance portfolios for 2010.  In the softs markets, sugar prices rallied in excess of 6% following reports that showed a potential supply-tightening in Brazil.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector, as are Grant Park’s shorter-term trading advisors.

Currencies: The U.S. dollar strengthened against major currencies following reports showing an increase in U.S. retail sales.  The dollar posted the largest gains against the euro, Swiss franc, and Great British pound.  Comments from the Royal Bank of New Zealand stating that interest rates may be changed earlier than anticipated led to a surge in the New Zealand dollar.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar, while Grant Park’s shorter-term trading advisors are predominantly long the U.S. dollar.

Energy:  Forecasts of colder temperatures in the U.S. coupled with strong U.S. industrial production projections, let to a near 13% increase in the price of natural gas.  Crude oil prices underwent sharp declines in response to strength in the U.S. dollar.  Elevated crude oil inventories in the U.S. also played a role in moving prices lower.

Grant Park’s longer-term trading advisors are predominantly long the energy sector, while Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:   Global equity markets posted mixed results.  In North America, strong economic data fostered renewed investor sentiment, resulting in gains in several key U.S. equity indices.   In Asia, the Hong Kong Hang Seng Index declined nearly 2.5% on concerns that changes to Chinese stimulus plans may adversely affect the Chinese banking system.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   U.S. treasury markets predominantly declined in response to gains in the U.S. equity markets and improving investor sentiment.  Speculators liquidated debt positions to establish positions in riskier assets, believing that a possible U.S. economic recovery is on the horizon.

Grant Park’s longer-term trading advisors are predominantly long the fixed income sector, as are Grant Park’s shorter-term trading advisors.

Metals:  Strength in the U.S. dollar prompted sharp declines in the gold and silver markets.  Large funds attempted to lock in profits from recent uptrends by technical-selling, contributing to the decline in prices.  Copper prices also declined on reports of elevated inventories in Europe.

Grant Park’s longer-term trading advisors are predominantly long the metals sector, as are Grant Park’s shorter-term trading advisors.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.